Exhibit 21.1

Subsidiaries

Coil Tubing Technology Holdings, Inc., a Nevada Corporation (wholly-owned)(“Holdings”)

Total Downhole Solutions, Inc., a Texas corporation (wholly-owned by Holdings)

Coil Tubing Technology, Inc., a Texas corporation (wholly-owned by Holdings)

Coil Tubing Technology Canada Inc., an Alberta, Canada corporation (wholly-owned by Holdings)